OrthoPediatrics Corp. Announces Appointment of Jimmy D. McDonald to Board of Directors WARSAW, Indiana, October 20, 2022 — OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced the appointment of Jimmy D. McDonald to its board of directors, effective October 18, 2022. Mark Throdahl, Executive Chairman of OrthoPediatrics’ board said, “We are pleased to have attracted an Operations executive of Jimmy’s stature to our company, which has an extensive supplier network of outsourced products. Beyond his directly relevant experience, Jimmy brings a wonderful personal fit with the culture of our board and our company.” Mr. McDonald currently is Vice President and Chief Supply Chain Officer of TE Connectivity, a $14 billion global technology leader for connectivity and sensor solutions. In this role, Mr. McDonald is responsible for strategy and global execution of procurement, logistics, and facilities functions that supply 10 business units and is responsible for $7.2 billion in annual supplier spend. He is a founding member and Co-Executive Sponsor of the TE African Heritage Employee Resource Group. Prior to joining TE Connectivity, Mr. McDonald had a career at Honeywell Aerospace and General Motors. Mr. McDonald said, “I am delighted to join a company built on the cause of helping children around the world with orthopedic conditions. As the son of pastor, I have long been involved with outreach ministries. Beyond the challenges presented by a rapidly growing company with a complex supply chain, I am attracted by the profound difference OrthoPediatrics makes in the lives of children.” About OrthoPediatrics Corp. Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 39 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma & deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 70 countries outside the United States. For More information, please visit www.orthopediatrics.com Investor Contact Philip Taylor Gilmartin Group philip@gilmartinir.com